Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 26, 2026 with respect to the financial statements of enVVeno Medical Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

CBIZ CPAs P.C.

New York, NY

August 21, 2026